Exhibit 23.1

CONSENT OF INEPENDENT ACCOUNTANTS

Consent of Keiter
We consent to the incorporation by reference in Registration Statements No. 333-204850 on Form S-3 and No. 333-188937 on Form S-8 of our report dated March 18, 2019, relating to the financial statements of American Stainless Tubing, Inc. appearing in this Current Report (Amendment No. 1) on Form 8-K/A dated March 18, 2019.

/s/ Keiter
March 18, 2019
Glen Allen, Virginia